Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

John Nolan, Chief Financial Officer

Patrick Stakenas, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Eric Martinuzzi, Lake Street Capital Markets

Josh Seide, Maxim Group

Peter Levine, Needham & Company

Alex Silverman, Special Situations Fund

Nick Farwell, Arbor Group

P R E S E N T A T I O N

Operator:

Greetings and welcome to the Determine Third Quarter Fiscal Year 2017 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. John Nolan. Please go ahead.

John Nolan:

Thank you. Good afternoon and welcome to the Determine Third Quarter Fiscal 2017 Earnings Call. Presenting on the call today from the Company, we have Patrick Stakenas, President and Chief Executive Officer, and myself, John Nolan, Chief Financial Officer.

Before we get started, please note that this conference will include forward-looking statements within the meaning of securities laws. These forward-looking statements will include discussion about the Company’s business outlook, anticipated financial and operating results, product development, and future plans. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, those that are contained in the Company’s filings with the SEC, including the Risk Factors section in our most recent Form 10-K, as supplemented in the Company’s Form 10-Q, as each is filed by the Company with the Securities and Exchange Commission. The Company does not assume any obligation to publicly release any revisions to forward-looking statements discussed during the call.

In addition, on the call, we will refer to certain non-GAAP financial measures to help understand the Company’s past financial performance and future results, and to supplement the financial results that we provide in accordance with GAAP. The Company has provided a reconciliation of these non-GAAP financial measures to the mostly directly comparable GAAP counterparts in our earnings release filed with the SEC earlier today. It is also available on our website at determine.com in our Investor Relations area.

We also will be discussing annualized bookings and operating measures that are not derived from the Company’s revenues or any other amounts presented in accordance with GAAP in the Company’s statement of income, balance sheet or statement of cash flows, or other equivalent statements.

With that, I would now like to now introduce Mr. Patrick Stakenas, President and Chief Executive Officer of Determine. Patrick?

Patrick Stakenas:

Thank you, John, and good afternoon, everyone. I’d like to welcome you, along with John Nolan and Jeffrey Grosman, our Chief Operating Officer, who is here with us this afternoon in our Washington DC office.

Before we get started, I’d like to thank our employees and team members around the world, including France, London, Germany, Ukraine, and the many people across the United States, for their tremendous contributions this past quarter, as we work to build, sell and service solutions that are positioning Determine to be the leading Source to Pay and Enterprise Contract Lifecycle Management company. The team’s efforts are paying off, as you’ll see here in our quarterly results.

First, let me start today where I left off last quarter, when I was discussing the appointment of our new Chief Revenue Officer, our increasingly strong pipeline, and the initial deployment of our new Determine Cloud Platform.

Since we all spoke last quarter, I’m very pleased to report our return to the million-dollar range for annualized bookings, with quarter-over-quarter new sales results growing at a rate in excess of 30%. The key driver to our strong Q3 sales performance is our disruptive Determine Cloud Platform offering. Our new Chief Revenue Officer, Steve Potts, and his team, including Sean Delaney, Dave Cravens, Xavier Pierre-Bez, and the entire Sales and Customer Success Team around the world, delivered in excess of 90% of our new customers on the platform for their Source to Pay and Contract Management needs.

I will dive into these exciting points in just a few minutes, but as I look out over the coming months, there are a few key executional areas of focus that are essential to delivering our business success. These include continuing to deliver on our organizational efficiencies, advancing the Determine Cloud Platform’s capability, providing our customers and the rest of the Source to Pay and CLM market with Platformance, and, finally, building upon our already robust lead pipeline to deliver incremental and accelerated sales in the coming quarters.

I will cover more details on these topics as we progress in delivering our business strategy, but for now, I’d like to turn the call back over to John, our CFO, who will review our quarterly results and update you on our financial progress through Q3 fiscal 2017.

John Nolan:

Thanks, Patrick. Please note that a few items discussed on the income statement will refer to GAAP and non-GAAP data, while the remaining income statement items in the balance sheet will refer only to GAAP data.

I would like to begin with a general discussion of the continued and improving strength of our subscription bookings. Our annualized bookings represent the annualized recurring contracted value of our offering that we generally recognize as recurring revenue ratably over the contract period. The combination of our improving sales execution and up-sales to our existing customer base translated this quarter into $983,000 in annualizing bookings, a 32% increase over the prior quarter. In the third quarter of 2017, we continued to focus on integrating our platforms and rationalizing expenses. The focus on these areas is helping to move Determine towards growth and profitability.

Total GAAP revenue for the quarter was $6.9 million, up 4% from the prior quarter and down 4% compared to the same period last year. The quarter-over-quarter growth is due to non-recurring revenue and includes of couple of very large customer implementations leading to a one-time spike in this line item. The year-over-year decline is due to the previously discussed transformation of our product line.

Total GAAP gross profit for the third quarter was $3.3 million, or 49% of total revenue, an increase of $203,000 from the prior quarter and a decrease of $341,000 from the prior year. The non-recurring revenue growth and a tax year-end drop-off in payroll taxes drove the quarter-over-quarter margin growth. A decrease in revenue drove the year-over-year results.

Non-GAAP gross profit was $3.7 million, or 54% of total revenue, an increase of two percentage points from the prior quarter and a decrease of three percentage points from the same period the prior year. Non-GAAP gross margin percentage on recurring revenue was 71% in 3Q 2017. This is a decrease of one percentage point from the prior quarter and on par with the same period last year.

Note that the difference between GAAP and non-GAAP gross profit is a difference in GAAP versus non-GAAP revenue, as well as the elimination of the amortization of acquired intangibles, stock-based compensation and severance.

Total GAAP operating expenses in the third quarter were $5.1 million, down 11% from the prior quarter and down 23% from the same period last year. The quarter-over-quarter change is due to lower tax year-end payroll taxes and the timing of sales and marketing programs that lead to under-run-rate spending in 3Q. The year-over-year change is the result of numerous strategic cost reductions.

Finally, on the P&L, in the third quarter of fiscal 2017, we achieved a non-GAAP EBITDA of negative $212,000. This represents an improvement of $1.2 million over the third quarter of last fiscal year.

Turning to the balance sheet, we ended the quarter with $9.4 million in cash, compared to $9.8 million in the year-ago period and $8 million in the prior quarter. Note that all periods include cash borrowed against our credit line. The deferred revenue balance at the quarter end was $10 million, compared to $9 million in the year-ago period and $9.3 million in the prior quarter. Billings, a non-GAAP measure defined as the revenues plus the change in deferred revenues, for the third quarter were $7.5 million, up 31% from the prior quarter and down 3% from the same period last year.

I would now like to turn the call back over to Patrick to review some strategic and business performance topics. Patrick?

Patrick Stakenas:

Thank you, John. As I noted earlier, we had a strong sales quarter in Q3. This was our Chief Revenue Officer’s, Steve Potts, first quarter, and even though, for him, it was only a partial quarter, arriving to the team in late October, he hit the ground running with effectively no ramp. I’m proud to say that we were in the million-dollar range for annualized bookings for the quarter, and we exited our business transformation, from selling legacy products to now selling Determine Cloud Platform. This is our highest annualized bookings quarter since the fourth quarter in fiscal 2016, growing 32% over the quarter, prior quarter. More important than the $1 million in annualized booking was that 90% of the new sales were on the new Determine Cloud Platform. From a product perspective, we had a very nice mix of full platform and individual solution sales.

During the quarter, we also started the process of selectively offering legacy customers the ability to move from their current solutions to the new Determine Cloud Platform. This will be a key strategy in fiscal 2018, since the customer move to the new platform can involve increasing recurring revenue, adding multiple years to the contract, and offers the opportunity to more easily and quickly add new modules.

These past quarter sales came across our geographic footprint, from the US, UK and France. We actually made some key changes in the UK team this past quarter and achieving excellent results, and we expect our Lead Account Exec over there, Chris Jasper, supported now by Sean Delaney, to continue to grow that business, which previously had been lagging.

We continue to be encouraged by our robust pipeline and are planning to increase our investment in our channels to drive future sales performance. This includes adding to our current team of Account Executives, to ensure we’re able to grow and actively work all qualified leads. We also are looking to enhance our marketing programs.

On expenses, we continue to be ever-vigilant on the cost front and we continue to manage the business tightly. We are planning increases in incremental investments in sales and marketing to take advantage of the market excitement around the Determine Cloud Platform. We’re also continuing our investment in R&D to expand the breadth and depth of the Determine Cloud Platform. We are very close to full deployment of the platform and on time and under forecasted budgeted. We believe, from a capabilities perspective, that we’re on the right track, and it’s validated by our initial round of platform sales in Q3, and feedback from earlier customers, prospects and market analysts.

As you know, or many of you know, market analysts are extremely influential in a buyer’s decision-making process. Understanding this influence, we’re really excited about recent comments from analysts. For example, Jason Busch of Spend Matters recently cited us in their year-end tech review entitled Re-Platforming for the S2P Future. Some of the key quotes from their research are: “Competitors and potential partners should take Determine’s efforts to build a true end-to-end S2P platform very seriously.” The other quote is, “By the end of 2016, Determine’s functional capability will rival or top that of many key competitors across the majority of functional areas.” They also added, “In areas such as sourcing and CLM, where other suite vendors remain comparatively weak, Determine’s suite capabilities are likely to stand out from the crowd.” Spend Matters concluded by noting that “Determine’s Platform as a Service strategy is absolutely the correct to pursue longer term.” The full copy of the piece on Determine can be found on the Spend Matters website.

We are all very excited about the response of these new capabilities that we’ve brought to the market over the past 12 months and we are now the only supplier—we’re the only supplier who is ranked in the Gartner Sourcing and P2P Quadrants, as well as the Forrester Contract Lifecycle Wave. We are confident we are on track with our product strategy. In fact, just last week—actually, this week—we are proud to announce that Gartner has named Determine as a visionary in the February 2017 release of the Strategic Sourcing Magic Quadrant, and named Determine number one for customer satisfaction, ahead of Bravo, Zycus, Ivalua, Coupa, and all others in this space, and we also received extremely high scores for ease of use, customer service and implementation services, which were noted as our key strengths in the report.

Lastly, on the platform, a few words about our new messaging campaign, Platformance, that we broke this week. The goal of the campaign is to distinguish Determine’s integrated cloud platform from the cobbled-together suites of our competitors. This will enable Determine to capture and define the Determine platform for our industry. Platformance isn’t just a technology. It’s the end result of leveraging our solution and its impact on your business. Platformance is when businesses and people are empowered to perform and be most efficient, all people, processes and data working together in perfect harmony to achieve individual and share success. In other words, the Determine Cloud Platform is what we offer, Platformance is what can be achieved.

As we are now solidly in Q4, I am personally excited to be spending more of my time with the Sales and Customer Success Teams, as we look to accelerate our quarter-over-quarter sales growth. While this may mean fewer conferences or investor-related activity, I know the payoff for the Company will be substantial.

Over the past year, we were focused on three key tasks, expense management, development of our new platform and increasing sales, and as we exit the third quarter of fiscal 2017, we have executed on these objectives. We have demonstrated that we can take out costs and manage the business more efficiently. We have lowered our expenses to the point where this quarter we delivered a non-GAAP EBITDA of negative $212,000, all the while we have delivered on our promise of the Determine Cloud Platform to the market. We have brought annualized bookings back to the million-dollar range and expect that to continue. We have proved that there’s a market for the new Determine Cloud Platform by selling 90% of all new sales this quarter on the platform, and as well, we expect to continue this trend going forward. Leveraging our new Determine Cloud Platform, we eagerly anticipate significant growth in our annualized bookings quarter-over-quarter. To make this possible, we now plan to ratchet up our investments in sales and marketing, which will result in increased costs as we sell, grow and deliver new customers into the future.

With that said, I’d like to turn the call over to Q&A, answer some of your questions about the business strategy, our financial plan, and our solution offerings on the Determine Cloud Platform, as we execute on our vision.

Operator:

We will now be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for questions.

Our first question comes from Eric Martinuzzi of Lake Street Capital Markets. Please proceed with your question.

Eric Martinuzzi:

Congratulations on the strong December quarter, that’s a good finish, and I’m glad to hear about that 90% on the new DCP for your customers. I had a question about the recurring revenue here. Between September and December, it was down about $100,000. I’m just wondering what’s behind that. I was anticipating that to be up slightly sequentially; and, then, what should we expect for recurring revenue in the fourth quarter, as far as sequential growth or decline?

John Nolan:

Hi, Eric. John. I think it’s going to be slightly down in the fourth quarter. As I said, we had a couple of major installs. While the second quarter is depressed because of the French summer, we were expecting it to come back a little stronger due to some timing. So, I would expect it to be marginally down in the fourth quarter, from where it was in the third quarter.

Eric Martinuzzi:

I was asking about the recurring revenue.

John Nolan:

Oh, recurring, I’m sorry. The recurring revenue, with the sales, it’s going to slightly up.

Eric Martinuzzi:

Okay, and the reason it was down slightly, is that kind of the trailing off, maybe, of some legacy maintenance contracts, or something?

John Nolan:

Yes, trailing off of some legacy contract pieces, yes.

Eric Martinuzzi:

Okay, and you already gave me my answer on the next question. Okay, you know, I’m curious—obviously, you know, 90% of customers on the new DCP. I’m curious about the other 10%, why is it that anybody would be on the legacy.

Patrick Stakenas:

Yes, it was because of a long sales cycle that had carried over from some time. They had bought on it, they had lost budget for the program, and then they came back this quarter and said, “We want to buy.” But, it’s interesting now, even since we have sold the deal, they’re now looking very seriously at the platform, so it could very well be they’ll end up implementing the platform instead. But, this was one that as a one-deal verbally a couple quarters ago and they lost budget, and rather than go back through the process, they were still excited about doing business with us, so they came back this quarter. That was still on the legacy products, but it wouldn’t surprise me, Eric, if they end up on the platform.

Eric Martinuzzi:

Okay. You obviously had good success migrating your customer base over in December. When we talk about DCP, I feel like there’s been kind of—it was beta and then it was available to large customers. Is DCP GA for anybody that wants to buy it as of February 9, and if not, what is the date when that happens?

Patrick Stakenas:

No, it’s fully GA. We’re selling it, we’re implementing it, it’s on the way. There are still some functionality that we want to get to, that we want to be stronger in, but across the board, whether it be P2P, Contract Management or Sourcing, it’s full GA and we’re selling it full GA.

Eric Martinuzzi:

Okay, and last question for me. You came real close to EBITDA breakeven with that $200,000—I think it was a $212,000 EBITDA loss for the December quarter. What’s the expectation for the fourth quarter, as far as EBITDA profitability goes?

John Nolan:

It’s going to really more probably return to the sort of average for the year. As I said in the call, there were some one-time things that made this one—like year-end tax, like benefit taxes, you don’t have in the fourth quarter, the calendar year, and it was an especially low marketing cost quarter, and we had some frothiness in the non-recurring revenue. So, those sort of things are going to be coming back in.

Patrick Stakenas:

And we’re going to be ramping up sales and marketing, as well, so we expect—I mean, now that we know the platform is viable, we’ve got customers that are using it, we have referenceable customers, we have to make sure we’re driving the sales and marketing, to make sure people know we have it.

Eric Martinuzzi:

Okay. Well, it’s good to see you guys return to that million-dollar range for the annualized bookings, so hopefully that continues, as well.

Patrick Stakenas:

Yes, we’re excited about that. I have to tell you, man, Steve, who just came on board in October, he hit the ground running. He had a personal quest to get to $1 million. We were inches away, but I’m real happy with his performance here in a short time and expect big things going forward.

Eric Martinuzzi:

Thanks for taking my questions.

Patrick Stakenas:

You bet. Talk soon. Thank you.

Operator:

Our next question comes from Brian Kinstlinger of Maxim Group. Please proceed with your question.

Josh Seide:

Josh Seide on for Brian. Thanks for taking the questions.

Patrick Stakenas:

Hey, Brian.

Josh Seide:

This is actually Josh Seide on for Brian.

Patrick Stakenas:

Oh, hey, Josh, sorry.

Josh Seide:

No worries. First, just quickly, on functionality, can you elaborate a bit on what functionality updates we could expect heading into 4Q, and if we should continue to expect the platform will essentially reach full functionality during the fourth quarter?

Patrick Stakenas:

Yes, the functionality that we’re talking about are really more sophisticated things that Contract Management customers might be using or specific Sourcing customers might be using. The functionality that we’re delivering right now works for almost all of the mid-market customers that we’re selling to. We have some legacy customers that have configured some pretty awesome things that make their systems pretty unique, and it’s things like that, that we won’t have for a while. So, some of our customers that are there, that have been around for, you know, 10 years, have done great things to the product. I mean, work great for them. But, it’ll be some time before we get to that type of level. But, we are confident that we can compete across the board on all three products. We’re winning deals P2P heads-up against Coupa and other competitors. We’re winning deals heads-up in each product line here in the US, as well. But, the key thing now, though, is—winning heads-up is one thing on a solution, but now you want to wins heads-up and have the full functionality across all three solutions, and fully integrated, and so on, one user experience, one database. So, it’s really not a matter of this specific thing to sell this specific customer. It’s a matter of what can we do to be able to take them further.

For instance, we have a—the platform of which the technology is built on is available for third parties to also to develop on, and customers development on. That’s not ready yet, right? So, our version of Force.com, if you will, will be available this year, but it’s just not available yet, and some of the ways to implement faster aren’t available yet, but we’re building all that as we speak. So, functionality-wise, feeling really good about it, but when we start to look at the higher end stuff, that’ll come later this year, and ongoing, it never stops, actually.

Josh Seide:

Great, that’s helpful. Then, could you give us some more color, maybe, on what proportion of this quarter’s bookings were attributable to customers who purchased the Company’s complete e-purchasing solution versus, say, those that opted initially for a single or a particular module; and, then, do you have any visibility on how that mix is evolving as the fully functional platform (inaudible).

Patrick Stakenas:

Yes, it’s a hard percentage to put on, because we had some customers that bought all three, but they only bought certain modules. Like, for instance, they bought the full P2P program, but they only bought the repository part of Contract Management and bits of Sourcing or Supplier Information Management. Percentage-wise, it’s hard to say, but two to three, they were full platform, others were just two modules across the system, but, for the most part, they bought the platform. Even if they didn’t buy the full platform today, they bought it because they want to turn it on tomorrow or in the future. So, that’s the key piece there. Then, when they’re ready to go—if they bought, let’s say P2P and a repository, and they want to turn on full Contract Management and Sourcing, it’s a matter of just turning it on. We don’t have to go through a full implementation process to be able to bring them up.

Josh Seide:

Great, that’s helpful. Then, lastly, could you just give us a sense of the trajectory of the sales cycles during the quarter and maybe how that’s evolved heading into Q4?

Patrick Stakenas:

Yes, it appears that they’re shortening. I’m always hesitant to say that, because, as we get larger deals, they take longer, and smaller dealers are shorter, but all the data that we have—and we track this very closely in our CRM system, through the process—it appears that the sales cycles are shortening. The fact that we had the platform sales at 90% last quarter, a lot of those leads came in for the platform when we just started really putting it out there in summer. So, that gives you kind of an idea on how short these can be. So, if, historically, we were eight/nine months, maybe we’re dropping down to five/six months, but I don’t want to put too tight a number on it, because I don’t think we have enough data yet to call, but it sure looks like it, Josh.

Josh Seide:

Great. Thank you.

Patrick Stakenas:

Great. Thanks, Josh.

Operator:

Our next question comes from Scott Berg of Needham & Company. Please proceed with your question.

Peter Levine:

Hey, thank you. This is actually Peter Levine in for Scott. Just a couple of quick ones here. I know Steve’s been in the role now for a couple of months, but can you further elaborate on what the new go-to-market strategy is? You’re realigning Sales Teams, changes to quota. I guess I’m just trying to get a better idea of how to measure productivity.

Patrick Stakenas:

Sure, sure. Previously, we were heavily product focused and our reps were heavily product focused, maybe lacking some of the areas that we needed as it relates to moving the sale along, using the process and systematic approaches to selling, managing tighter around the sales stages, as well as the training that Steve has brought in from his background at a company called AXIOM Sales Force Development. So, Steve’s really brought in some real clear understanding of, you know, when you hear this, you do that, when you follow this, this happens, and so on, as well as he has consistent messages to our customers, I think is making a big difference. So, Steve brings in the ability, having spent 30 years in managing sales organizations in both large and small companies, and just coming from a sales development and sales training company. There’s a lot of coaching, there’s a lot of developing, and there’s a lot of teaching people to learn on their own versus just selling high levels of functionality. So, yes, we’re pretty excited about what Steve’s doing, and he’s added a whole different feel and approach and excitement into the sales force.

Peter Levine:

Great. I know you mentioned something with channel partners this quarter. How are you guys targeting that, how are you expanding it, and what percentage of new bookings did partners bring on board?

Patrick Stakenas:

Yes, we’re actually having—we’re actually moving farther along with partners in France, in the UK, than we are in the US, mostly because the P2P has been around France for some time and we’ve had some established partners there. In the US, we’ll be ramping up partners. Again, that’s something that with the old—with the legacy products, it was more difficult. There were three disparate products. They were more difficult to implement, from an SI perspective. Again, now that we have a platform that will allow us to be able to have partners implement, it’s easier to talk about, it’s what the mid-market is looking for, and there are a lot of resellers in the mid-market. So, I would expect us to hire to those positions, to be able to build out our partnerships, not only in systems integrators, but in resellers, as well, much like we’ve done in France.

Peter Levine:

Great, and last one, just a quick one. Any changes due to the global political environment hindering sales cycles at all?

Patrick Stakenas:

No, we really haven’t seen anything at all impact that. We have a number of companies that have world-wide implementations. We did one recently with 23 countries and there’s really been no impact whatsoever.

Peter Levine:

Great, I appreciate the color. Thank you very much.

Patrick Stakenas:

Great. Thank you.

Operator:

Once again, ladies and gentlemen, if you’d like to ask a question, please press star, one on your telephone keypad.

Our next question comes from Alex Silverman of Special Situations Fund. Please proceed with your question.

Alex Silverman:

Hi, thank you. My question has been asked and answered.

Patrick Stakenas:

Hey, Alex, how are you?

John Nolan

Hi, Alex.

Alex Silverman:

Thanks, guys.

Patrick Stakenas:

Thank you.

Operator:

Our next question comes from Nick Farwell of Arbor Group. Please proceed with your question.

Nick Farwell:

Gentlemen, good afternoon, just a quick follow-up …

Patrick Stakenas:

Hey, Nick.

Nick Farwell:

Hi—on the pipeline. Was there any year-end flush that occurred that might have helped the Company in terms of fourth quarter—no, I don’t mean fourth quarter, but December bookings that might have pulled some business either out of the fiscal year, or the first calendar year, or, conversely, occurred because there’s that typical year-end surge?

Patrick Stakenas:

No, we really don’t see that much at all, Nick, and it certainly wasn’t this time. I mean, the deals that closed closed. They were good deals, solid deals, based on what we’re offering from a benefit perspective and how they’re going to use the product. I mean, any of that may have happened last summer, but, mostly, as you know, last summer we were in the full transformation mode, shifting sales cycles from the older products to the new products, and it was a tough thing, because, obviously, we didn’t have the functionality, but when we released our—or the October release of the Determine Cloud Platform really hit the mark. I mean, it was great. It was something we needed to do, to allow us to be in a position to land these new customers. No, there really was no flushing of anything. I think the customers that are on board now are excited about where we’re going.

Nick Farwell:

Have you encountered any—I’ll call it notable, and I’m sure you encounter glitches of some nature, but have you encountered any notable glitches in any parts of the platform?

Patrick Stakenas:

No, nothing that slowed us down or caused implementation. I think, you know, occasionally, we’ll have a customer that has maybe higher expectations of—well, they knew what the bought and they knew we were in a transformation mode, but maybe they just want it sooner, right? So, sometimes, we’ll get a little bit of that, but nothing that’s been substantial. I think from a customer perspective, all the ones that we’ve implemented are happy and excited, they’re talking about buying more stuff, and really, if you look at the amount of work that we’ve done and to the speed that we’ve gone, I would have thought there would have been more of that—I’m really happy that there isn’t—but we really exited Q3 with a lot of momentum both in sales and both in product delivery. I mean, now that we’ve got quite a couple quarters under our belt of delivering this thing, our development guys, both in France and in Odessa, are really cranking along and it’s great to see the productivity picking up even faster.

Nick Farwell:

Have you encountered—are your implementation times generally what you expected or have you encountered the glitches there?

Patrick Stakenas:

Yes, again, I wouldn’t call them glitches, but I would say they’re longer than I would like, because we know this thing has the capability of being implemented fast and turned on and ramping up quickly, but like any new product or kind of like in a startup mode with a product, it takes a few learning cycles to go through. Our customers know where we are, we’re very honest of where we are, and they understand that they’re learning with us, in some cases, as far as implementations go. We get this quarter implementations under our belt, and another quarter, and it’s going to speed up considerably and then we’ll be ready to hand this thing off for customers to do of their own work and for partners to do some work. But, right now, pretty much as expected, a little slower than I’d like, obviously, but I would say it’s on par.

Nick Farwell:

Maybe, could you give us a little profile of the pipeline—and I say that in concert with what you’ve just mentioned. Obviously, you’re early in delivery of the your platform. Typically, under those circumstances, and it may not be the case here, larger enterprises tend to back off and see the implementation so a pipeline can skew to mid to smaller size initial orders or customers, those a little more risk-tolerant. Has that been manifested in your pipeline in any way?

Patrick Stakenas:

No, not really. I mean, we’re starting to see kind of a grouping of verticals. I think you’ll actually see us targeting verticals more as we go forward, because there are a couple of different industries that seem to be moving faster. They’ve been laggard with technology in the purchasing department in general counsel areas for a while, so we’re seeing may be more of those. P2P, remember, has always been on the platform, so there’s really no change there at all, and even here in the US, as roll this out. Now, in the US, mostly, it’s just a matter of people knowing that we’re in the P2P business, and that’s where we’re going to have to make sure we spend appropriately to make sure the market’s aware of what we’re doing.

Nick Farwell:

So, John, this Nick, I have one last quick question, if I may, and that is if I just do a simple cash flow—I see cash is up $1.4 million. Once you convert (inaudible), is up $2 million. So, it looks, like simplistically, you had about a $600,000 cash burn.

John Nolan:

Yes.

Nick Farwell:

If you look out into the fourth quarter, given the comments you mentioned earlier about the fourth quarter performance and the third quarter non-recurring items, would you expect that to get closer to say $750,000 to $1 million, given the ramp-up in sales and marketing?

John Nolan:

Yes.

Nick Farwell:

Thank you. Appreciate it.

Patrick Stakenas:

Hey, Nick. Great talking to you. We’ll chat any time.

Nick Farwell:

Yes, I’m going to have to call John back and get a longer answer than yes.

John Nolan:

I like it when people give me numbers to just say yes to. Good, thank you.

Nick Farwell:

Yes, that’s what I figured.

John Nolan:

I didn’t have to come up for a number for you to (inaudible).

Nick Farwell:

That was a lob. Have a good evening. Thank you, guys.

Patrick Stakenas:

Thanks, Nick.

Operator:

Our next question comes from Alex Silverman of Special Situations Fund. Please proceed with your question.

Alex Silverman:

So, to follow-up on the last question—well not the one, the last person asking the question. He asked about the funnel and pipeline. Can you speak at all about RFP activity, you know, what you’re seeing in terms of folks that hunting for a solution?

Patrick Stakenas:

Yes, it’s actually up considerably. In fact, we were looking at analysis this morning in RFPs coming in—and, again, we have a very thought-out process for RFPs when they come through and it goes through the stages of SEs and the development using templates. But, no, our activity on RFPs has gone up quite a bit lately and I’m sure it has a lot to do with the platform, with the fact that we are offering these three products together, and the fact that many other companies are not. So, yes, we’re seeing activity go up considerably.

John Nolan:

I want to amend my answer to Nick a little bit more. The other factor to take into consideration in the fourth quarter is that our receivables will likely go up further, because we do skew toward that quarter. So that’s going to be an incremental increase above the (inaudible) for receivables. The way our billings now are skewed towards the third and the fourth quarter, that our payment cycles take a while, we end the quarter with a fairly high receivables, but then we even go up in receivables in the fourth quarter. So, that’s going to consume for that quarter some more cash.

Alex Silverman:

Thanks, John.

Patrick Stakenas:

Alex, was there something else on the (inaudible) question?

Alex Silverman:

No, that’s good. Thank you, guys.

Patrick Stakenas:

Great, sir. Thank you. Take care.

Operator:

Our next question is a follow-up from Nick Farwell of Arbor Group. Please proceed with your question.

Nick Farwell:

Patrick, there’s been a considerable amount of activity in the marketplace created by Coupa’s huge marketing presence, I’ll call it that, in equity. In what ways has that been advantage or is that a disadvantage, in terms of, as you commented earlier, higher RFPs or activity, or created some incremental interest on the part of looking at your new platform?

Patrick Stakenas:

Yes, it kind of falls into one tide rises all boats kind of thing, and, listen, I hope they spend like crazy, right, because when they’re out talking about the things that they’re doing and they’re marketing like crazy, and people still want to draw comparisons—and, again, from looking at the different products—and we’re happy to be a part of that, even if we’re getting pulled in from that kind of scenario. The key thing here is that a lot of people tie what we’re doing back to the Magic Quadrant, and when you’re looking for a platform-type sales that includes Contract Managements, you won’t find Coupa on the Forrester Wave and you will find us, and you’ll find us on the P2P and you’ll find us on the Sourcing. I mean, that’s the key thing here. Yes, let them keep spending money and then checking out the marketplace, because I think again, by doing their IPO in a space that’s been relatively quiet since the (inaudible) acquisition, and the Antares, and things in the market. I think they’re making noise and helping people in this space get noticed. Again, a lot of these purchasing departments and law offices or law departments haven’t used technology yet, so they’re glad to see there’s something available.

Nick Farwell::

You made an interesting comment about the Oracle’s ASAP and the IBMs. Have you seen anything new or different from their platforms, either from functionality, delivery, or anything that has changed the competitive environment?

Patrick Stakenas:

No, even better, the analysts are telling us that they’re not doing much, that they’re just kind of stuck in their SAP or IBM world and taking care of the existing customer base. We’re hearing things from the analyst that they’re pretty stagnant and, honestly, I think from a functionality perspective we’re catching up really quickly.

Nick Farwell:

Thank you.

Patrick Stakenas:

Great. Thanks, Nick.

Operator:

Ladies and gentlemen, we have reached the end of the question and answer session. I would like to turn the call back over to Management for closing remarks.

Patrick Stakenas:

Great. Thank you, everybody, appreciate you being on the call today. The questions were great, we really appreciate it. As always, it’s a pleasure to talk to everyone and continue to share our excitement as we execute on our plan and our vision. We strive to deliver best in Source to Pay and Enterprise Contract Lifestyle Management platform in the marketplace. We’re driving this thing forward and we’re excited. So, we appreciate you taking the time today and your continued interest in Determine and we’ll take to everybody very soon. Thank you very much.

Operator:

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.